EXHIBIT 10.1

RELIANCE, INC. EXECUTIVE SEVERANCE POLICY

I.	INTRODUCTION. The purpose of this Executive Severance Policy (the “Policy”) is to provide severance benefits to certain executive employees of Reliance, Inc. (“Reliance” or the “Company”) in the event of a Qualifying Termination (as defined below), in order to attract and retain high-quality executive talent, ensure competitive market practices, and align with the long-term interests of Reliance and its stockholders.

II.	ELIGIBILITY. This Policy applies to (i) all enumerated officers of the Company who are duly appointed by Reliance’s Board of Directors (the “Board”) and (ii) the Presidents of Reliance’s operating groups whose eligibility under this Policy shall be conditioned upon the Company’s confirmation of participation in a writing signed by Reliance’s CEO or COO. Persons covered under this Policy are collectively referred to herein as “Executives.”

III.	QUALIFYING TERMINATION. A “Qualifying Termination” under this Policy shall mean a termination of the Executive’s employment by the Company without Cause. The date that a Qualifying Termination takes effect is referred to herein as the “Termination Date”. For purposes of this Policy, “Cause” means an unauthorized use or disclosure by the Executive of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company; a material breach by the Executive of any material agreement between the Executive and the Company; a material failure by the Executive to comply with the Company’s written policies or rules; the Executive’s conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof; the Executive’s gross misconduct, including (without limitation) fraud, embezzlement or dishonesty; or a failure by the Executive to satisfactorily perform assigned duties. For the avoidance of doubt, no Benefits are payable hereunder in the event of an Executive’s termination for death, disability or for a termination initiated by the Executive.

IV.	SEVERANCE BENEFITS. Upon a Qualifying Termination, and subject to the Executive’s execution (and non-revocation) of a Waiver and Release (as defined in Article V, below), the Executive will receive the following payments (any such payments, collectively, the “Benefit”):

4.1	Base Salary Payment: A lump-sum payment in an amount equal to the product of (i) the Executive’s monthly base salary in effect as of the Termination Date multiplied by (ii) 12. In the event Executive is employed for less than 12 months, then Executive shall be entitled to an amount equal to Executive’s monthly base salary in effect as of the Termination Date multiplied by the number of months actually employed.

4.2	Bonus Payments: A lump-sum payment in an amount equal to the sum of:

(i)	a pro-rata amount of Executive’s annual bonus for the year in which the Qualifying Termination occurs based on the Company’s year-to-date performance, or as described in Executive’s bonus plan, through the full month prior to the Termination Date.

(ii)	an amount equal to fifty percent (50%) the Executive’s target annual bonus opportunity for the year in which the Qualifying Termination occurs; provided, however that if Executive is employed less than 12 months, then they will not be eligible for any payment under this Section 4.2(ii).

4.3	COBRA Premiums: Executive shall receive a lump-sum payment in an amount equal to the product of (i) the Executive’s monthly cost of continued medical, dental, and vision benefits under COBRA based on Executive’s elected coverages as of the Termination Date multiplied by (ii) 12.

V.	CONDITIONS. No Executive shall be entitled to receive any Benefit under the Policy unless the Executive first executes and delivers to Reliance a release of claims on the Company’s ordinary and customary form of waiver and release agreement in effect at the Termination Date (the “Waiver and Release”). The terms of the Waiver and Release shall govern the administration and payment of any Benefit hereunder. In addition, payment of any Benefit under this Policy is conditioned on the Executive’s continued compliance with any restrictive covenants and confidentiality agreements contained in applicable agreements with the Company. If the Executive breaches any of such covenants and/or agreements, then any Benefit under this Policy will immediately cease and the Executive shall be required to promptly return to the Company any Benefits previously received pursuant to this Policy to the fullest extent permitted by law.

VI.	SECTION 409A COMPLIANCE. The Policy is intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or, if not so exempt, to be paid or provided in a manner which complies with the requirements of Section 409A, including all applicable exemptions therefrom, and the Policy shall be construed and administered, to the maximum extent permitted, in accordance with such intention. Notwithstanding any provision of the Policy, if on the Termination Date the Executive is a “specified employee” (as defined in Section 409A) and any payments upon such termination under the Policy are treated as deferred compensation subject to Section 409A, the Executive will not be entitled to such payments until the earlier of (i) the date that is six months after such termination or (ii) any earlier date that does not result in any additional tax or interest to the Executive under Section 409A. Each payment, installment, and benefit payable under the Policy (including nay Benefit) is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). All payments under the Policy that are deferred compensation may only be made upon a “separation from service” under Section 409A. The Company makes no representation that any or all of the payments contemplated by the Policy shall be exempt from or comply with Section 409A nor makes any undertaking to preclude Section 409A from applying to any such payment. Notwithstanding anything to the contrary in the Policy, neither the Company nor any person acting on behalf thereof shall be liable to the Executive or to any other person by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of a payment hereunder to satisfy the requirements of Section 409A.

VII.	EQUITY AWARDS. All issued and outstanding awards issued to an Executive under the Company’s Second Amended and Restated 2015 Incentive Award Plan or any successor or replacement plan (the “Plan”) shall continue to be governed by the terms and conditions of the Plan and the relevant agreements pertaining thereto.

VIII.	PAYMENT OF BENEFIT. Any Benefit paid hereunder shall be paid from the Company’s general assets in a one-time lump sum payment, less applicable withholdings and deductions, as soon as reasonably practicable in accordance with the Company’s regular payroll procedures and calendar following the Company’s receipt of the Executive’s executed Waiver and Release (but in no event later than sixty (60) days following the Termination Date) provided, however, that that no Benefit shall be payable or paid to Executive unless, on or prior to the sixtieth (60th) day following the Termination Date, (i) the Executive has executed and delivered to the Company the Waiver and Release; and (ii) the seven (7) day revocation period has expired and the Executive has not revoked his or her executed Waiver and Release.

IX.	AMENDMENT AND TERMINATION OF POLICY. The Board may amend or terminate the Policy at any time and for any reason, provided that (i) no termination or amendment will materially and adversely affect the rights of any Executive whose employment terminated prior to the date of such amendment or termination and (ii) for the two-year period following a Change in Control, the Policy may not be terminated or amended in a manner that adversely affects the rights of any Executive. For purposes of this Policy, “Change in Control” shall have the meaning set forth in Section 2.8 of the Plan.

2

X.	CLAWBACK FOR CAUSE. If, at any time prior to the date that is 24 months after the Termination Date, the Company determines, after a good faith investigation, that the Executive engaged in conduct during the term of his or her employment that would have constituted grounds for termination for Cause, then the Executive shall be required to repay any and all Benefit received pursuant to this Policy.

XI.	GENERAL PROVISIONS.

11.1	Not an Employment Contract. Neither this Policy nor any action taken with respect to it shall confer upon any person the right to continued employment with the Company.

11.2	Other Employee Benefit Plans. This Policy shall not affect any benefits an Executive may be entitled to receive, if any, under any other benefit plans of the Company in effect on the Termination Date. Moreover, the provisions of this Policy shall be construed and applied independently of any other benefit plan the Company may provide to Executives.

11.3	Requirement for Proper Forms. All communications in connection with the Policy made by an Executive shall become effective only when duly executed and delivered to the Company on any forms as may be required by the Company.

11.4	Reimbursement of the Company. If any person or entity receives any benefits that are not authorized by this Policy or the relevant provisions of any federal or state statute or regulation, the Company shall be entitled to reimbursement of such benefits from any person or entity to whom, or for whom, such benefits were paid. If unauthorized benefits were paid to any person or entity as a result of fraud or misrepresentation on behalf of the payee, the Company shall be entitled to (i) interest on such unauthorized benefits at the highest rate allowable by law, from the date of payment until the date of recovery, and (ii) reasonable attorneys’ fees and costs for any suit brought to recover unauthorized benefits.

11.5	Nonassignability. This Policy, and the rights, interest, and benefits receivable hereunder, including, without limitation, any Benefit, may not be assigned, transferred, pledged, sold, conveyed, or encumbered in any way by the Executive and may not be subject to execution, attachment, or similar process. Any attempted sale, conveyance, transfer, assignment, pledge, or encumbrance of any rights, interest, or benefit receivable under this Policy, contrary to the foregoing provisions, or the levy of any attachment or similar process thereupon, shall be null and void ab initio and without effect.

11.6	Tax Effects. The Company does not make any representation or warranty as to whether any payments made to or on behalf of any Executive hereunder will be treated as excludable from gross income for state or federal income tax purposes.

11.7	Gender or Number. Masculine pronouns include the feminine as well as the neuter genders, and the singular shall include the plural, unless indicated otherwise by the context.

11.8	Headings. The Article and Section headings contained herein are for convenience of reference only, and shall not be construed as defining or limiting the matter contained thereunder.

3

11.9	Governing Law. To the extent this Policy is not governed by federal law, the provisions of this Policy shall be construed and applied in accordance with the laws of the State of Delaware.

11.10	Severability. If any provision of the Policy is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions of the Policy, and the Policy shall be construed and enforced as if such provision had not been included in the Policy.

This Executive Severance Policy was authorized, approved, and adopted by the independent directors of Reliance’s Board of Directors on October 21, 2025.

4